Exhibit 10.2

SPONSOR SUPPORT AGREEMENT AND DEED

This SPONSOR SUPPORT AGREEMENT AND DEED (this “Agreement”) is made and entered into as of May 25, 2023, by and among MoneyHero Limited (formerly known as Hyphen Group Limited), a Cayman Islands exempted company (“PubCo”), CompareAsia Group Capital Limited, a Cayman Islands exempted company (the “Company”), Bridgetown Holdings Limited, a Cayman Islands exempted company (“Acquiror”), and Bridgetown LLC, a limited liability company incorporated under the laws of the Cayman Islands (“Sponsor”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

WHEREAS, the Company, Acquiror, PubCo, Gemini Merger Sub 1 Limited, a Cayman Islands exempted company (“Merger Sub 1”), and Gemini Merger Sub 2 Limited, a Cayman Islands exempted company (“Merger Sub 2”) are concurrently herewith entering into a Business Combination Agreement (as the same may be amended, restated or supplemented from time to time, the “Business Combination Agreement”) providing for (a) the merger of Merger Sub 1 with and into Acquiror, with Merger Sub 1 being the surviving entity and remaining a wholly-owned subsidiary of PubCo (the “Initial Merger”) and (b) the merger of Merger Sub 2 with and into the Company, with the Company being the surviving entity and becoming a wholly-owned subsidiary of PubCo (the “Acquisition Merger”);

WHEREAS, pursuant to and as consideration for the Initial Merger, the holders of Acquiror Shares and Acquiror Warrants, in each case, as of the Initial Merger Effective Time, will receive PubCo Class A Ordinary Shares, PubCo Class B Ordinary Shares and/or PubCo Merger Warrants (as applicable);

WHEREAS, Sponsor is, as of the date of this Agreement, the sole record owner of such number of (a) Acquiror Class B Ordinary Shares set forth opposite Sponsor’s name on Schedule A hereto (such Acquiror Class B Ordinary Shares, together with any Acquiror Shares (i) issued or otherwise distributed to Sponsor pursuant to any share dividend or distribution, (ii) resulting from any change in any of the Acquiror Shares by reason of any share split, recapitalization, combination, exchange of shares or the like, (iii) the legal ownership of which is acquired by Sponsor, including by exchange or conversion of any other security (or upon any exercise of any Acquiror Warrant or any other Equity Security of Acquiror), or (iv) as to which Sponsor acquires the right to vote or share in the voting, in each case after the date of this Agreement and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”) and (b) Acquiror Warrants set forth opposite Sponsor’s name on Schedule A hereto (the “Subject Warrants”);

WHEREAS, Sponsor is concurrently herewith entering into a deed of irrevocable undertakings (collectively, the “Non-Redemption Deeds”) in favor of each of FWD Life Insurance Company Limited and FWD Life Insurance Public Company Limited (collectively, the “FWD Parties” and each, a “FWD Party”), pursuant to which, among other things, subject to such FWD Party (i) voting in favor of the Business Combination, (ii) not exercising its redemption rights with respect to the Acquiror Class A Ordinary Shares held by it, (iii) subject to certain exceptions, not selling or transferring any of the Acquiror Class A Ordinary Shares held by it prior to the closing of the Initial Merger, and (iv) not exercising its appraisal rights under Section 238 of the Cayman Companies Act, Sponsor agrees to provide certain compensation to such FWD Party as set forth in the Non-Redemption Deeds;

WHEREAS, following the Sponsor’s discharge of all of its obligations under the Non-Redemption Deeds, (i) Sponsor is in certain circumstances willing to forfeit to PubCo a number of PubCo Class B Ordinary Shares (the “Share Forfeiture”); and (ii) PubCo is willing to issue an equivalent number of PubCo Class A Ordinary Shares to the Former Hyphen Equity Holders (as defined herein), in each of case (i) and (ii) on and subject to the terms and conditions as set forth in this Agreement;

WHEREAS, as an inducement to PubCo and the Company to enter into the Business Combination Agreement, Sponsor is in certain circumstances willing to forfeit to PubCo a number of PubCo Class B Ordinary Shares on and subject to the terms and conditions as set forth in this Agreement; and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, Acquiror, PubCo and the Company have requested that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Business Combination Agreement, and this Agreement shall be interpreted, construed and applied in accordance with the rules of construction set forth in Section 1.2 (Construction) of the Business Combination Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SPONSOR

Sponsor hereby represents and warrants to Acquiror, PubCo and the Company as of the date of this Agreement as follows:

2.1    Organization and Standing. Sponsor has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Sponsor is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have, a material adverse effect on the ability of Sponsor to enter into and perform its obligations under this Agreement.

2.2    Due Authorization. Sponsor has all requisite company or corporate power, as applicable, and authority to (i) execute and deliver this Agreement and the other documents to which it is a party contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which Sponsor is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of Sponsor. No other company proceeding on the part of Sponsor is necessary to authorize this Agreement and the other documents to which Sponsor is a party contemplated hereby. This Agreement has been, and at or prior to the Initial Closing, the other documents to which Sponsor is a party contemplated hereby will be, duly and validly executed and delivered by Sponsor, and this Agreement constitutes, and on or prior to the Initial Closing, the other documents to which Sponsor is a party contemplated hereby, will constitute, a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws (currently in effect or enacted following the date hereof) affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

2.3    No Conflict. The execution and delivery of this Agreement by Sponsor and the other documents to which it is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)    violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Sponsor;

(b)    violate or conflict with any provision of, or result in the breach of, or default under, any applicable Law or Governmental Order applicable to Sponsor;

(c)    violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Sponsor is a party or by which Sponsor may be bound, or terminate or result in the termination of any such Contract; or

(d)    result in the creation of any Lien upon any of the properties or assets of Sponsor,

except, in the case of the forgoing clauses (b) through (d), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, have, or reasonably be expected to have a material adverse effect on the ability of Sponsor to enter into and perform its obligations under this Agreement.

2.4    Subject Shares and Subject Warrants. Sponsor is the sole legal and beneficial owner of the Acquiror Shares and Acquiror Warrants set forth opposite Sponsor’s name on Schedule A hereto, and all such Acquiror Shares and Acquiror Warrants are owned by Sponsor free and clear of all Liens, other than any forward purchase agreement or similar arrangements in existence as of the date of this Agreement and the material terms of which have been disclosed to the Company or its counsel or Liens pursuant to Acquiror’s Governing Documents, this Agreement, the Non-Redemption Deeds or any other Transaction Document or applicable securities Laws. Sponsor does not own legally or beneficially any shares or warrants of Acquiror other than the Acquiror Shares and Acquiror Warrants set forth opposite Sponsor’s name on Schedule A hereto. Sponsor has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by the Governing Documents of Acquiror or this Agreement.

2.5    Business Combination Agreement. Sponsor understands and acknowledges that Acquiror, PubCo and the Company are entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor has received a copy of the substantially finalized Business Combination Agreement, is familiar with the provisions of the Business Combination Agreement, and has consented to (and hereby consents to) Acquiror’s entry into the Business Combination Agreement.

2.6    Adequate Information. Sponsor is a sophisticated shareholder and has adequate information concerning the business and financial condition of Acquiror, PubCo and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon Acquiror, PubCo or the Company and based on such information as Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. Sponsor acknowledges that Acquiror, PubCo and the Company have not made and do not make any representation or warranty to Sponsor, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the other Transaction Documents. Sponsor acknowledges that the agreements contained herein with respect to the Subject Shares and Subject Warrants held by Sponsor are irrevocable.

2.7    Restricted Securities. Sponsor understands that the PubCo Class A Ordinary Shares, PubCo Class B Ordinary Shares and PubCo Merger Warrants that it may receive in connection with the Transactions, including upon exercise, settlement, conversion or exchange of any other securities received in connection with the Transactions, may be “restricted securities” under applicable U.S. federal and state securities Laws and, if Sponsor is an affiliate of PubCo, “control securities” as such term is used under Rule 144 promulgated under the Securities Act, and that, pursuant to these Laws, Sponsor must hold such PubCo Class A Ordinary Shares, PubCo Class B Ordinary Shares and PubCo Merger Warrants indefinitely unless (a) they are registered with the SEC and qualified by state authorities, or (b) an exemption from such registration and qualification requirements is available.

2.8    Litigation and Proceedings.

(a)    There are no pending or, to the knowledge of Sponsor, threatened, Legal Proceedings against Sponsor or its Subsidiaries (if applicable) or their respective properties or assets; and

(b)    there is no outstanding Governmental Order imposed upon Sponsor or its Subsidiaries (if applicable); nor are any properties or assets of Sponsor or any of Sponsors’ or its Subsidiaries’ (if applicable) respective businesses bound or subject to any Governmental Order; except, in each case, as would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of Sponsor to consummate the transactions contemplated hereby.

2.9    Brokers Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission from Acquiror, PubCo, Merger Sub 1, Merger Sub 2, the Company or any of the Company’s Subsidiaries in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by Sponsor or any of its Affiliates, other than as disclosed in the Disclosure Letters.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE OTHER PARTIES

Each of Acquiror, the Company and PubCo, severally and not jointly, hereby represents and warrants to each other party to this Agreement as follows:

3.1    Organization and Standing. It has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. It is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have a material adverse effect on its ability to enter into and perform its obligations under this Agreement.

3.2    Due Authorization. It has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby, and consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which it is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by its board of directors (and, in respect of Acquiror only, (A) favorably recommended by the Special Committee to the Board of Directors of Acquiror and (B) determined by the Special Committee of the Acquiror Board and the Acquiror Board as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders). No other company or corporate proceeding on its part is necessary to authorize this Agreement and the other documents to which it is a party contemplated hereby. This Agreement has been duly and validly executed and delivered by it, and this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws (currently in effect or enacted following the date hereof) affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3    No Conflict. The execution and delivery of this Agreement by it and the other documents to which it is a party contemplated hereby by it and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under its Governing Documents, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to it, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which it is a party or by which it may be bound, or terminate or result in the termination of any such foregoing Contract, or (d) result in the creation of any Lien upon any of its properties or assets except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, have, or reasonably be expected to have a material adverse effect on its ability to enter into and perform its obligations under this Agreement.

ARTICLE IV

SUPPORT FOR BUSINESS COMBINATION

Sponsor hereby covenants and irrevocably undertakes to PubCo, the Company and Acquiror during the term of this Agreement as follows:

4.1    Agreement to Vote(a) in Favor of Transactions. At any meeting of the shareholders of Acquiror called, held or convened to seek the Acquiror Shareholder Approval, or at any adjournment or postponement thereof, or in connection with any written consent of the Acquiror Shareholders or in any other circumstances upon which a vote, consent, waiver or other approval with respect to the Business Combination Agreement, any other Transaction Document, the Initial Merger or any other Transaction is sought or required, Sponsor shall:

(a)    if a meeting is held, appear at such meeting (in person or, where proxies are permitted, by proxy) or otherwise cause its Subject Shares to be counted as present at such meeting for purposes of establishing a quorum;

(b)    vote or cause to be voted (including by class vote and/or written consent or resolution, if applicable) the Subject Shares in favor of granting the Acquiror Shareholder Approval or, if there are insufficient votes in favor of granting the Acquiror Shareholder Approval, in favor of the adjournment or postponement of such meeting of the Acquiror Shareholders to a later date; and

(c)    in other circumstances in which a vote, consent, election or approval is required or sought under the Governing Documents or any Contract of Acquiror or otherwise, in respect of any Transaction, so vote (in person or by proxy), consent, elect or approve including with respect to any conversion of its Subject Shares or any exercise of its Subject Warrants.

4.2    Agreement to Vote Against Other Matters. At any meeting of the Acquiror Shareholders or at any adjournment or postponement thereof, or in connection with any written consent of the Acquiror Shareholders or in any other circumstances upon which Sponsor’s vote, consent or other approval is sought, Sponsor shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against:

(a)    any business combination agreement, merger agreement or amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror or any public offering of Equity Securities of Acquiror (in each case, other than in connection with the Business Combination Agreement, the other Transaction Documents, the Initial Merger or the other Transactions);

(b)    any Acquiror Acquisition Proposal; and

(c)    any amendment to Acquiror’s Governing Documents or Contracts, or other proposal or transaction involving Acquiror, which amendment or other proposal or transaction would be reasonably likely to, in any such case materially impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by Acquiror of, prevent or nullify any provision of the Business Combination Agreement or any other Transaction Document, the Initial Merger or the Acquisition Merger or change in any manner the voting rights of any class of Acquiror’s share capital.

4.3    Revoke Other Proxies. Sponsor represents and warrants that any proxies heretofore given in respect of the Subject Shares or Subject Warrants that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked.

4.4    Irrevocable Proxy. Sponsor hereby irrevocably and unconditionally grants to, and appoints, in the event that Sponsor shall for whatever reason fail to perform any of its obligations under Section 4.1, the Company and any individual designated in writing by the Company, and each of them individually, as Sponsor’s lawful attorney and proxy (with full power of substitution), for and in the name, place and stead of Sponsor, to vote the Subject Shares, or grant a written consent or approval in respect of the Subject Shares or Subject Warrants in a manner consistent with Section 4.1 (the “Irrevocable Power of Attorney”), and execute, deliver and take on Sponsor’s behalf and in the name of Sponsor, all deeds, documents, and steps necessary for obtaining the Acquiror Shareholder Approval as contemplated in Section 4.1. Sponsor understands and acknowledges that Acquiror, PubCo and the Company are entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor hereby affirms that the Irrevocable Power of Attorney is given in connection with the execution of the Business Combination Agreement, and that such irrevocable power of attorney is given to secure the performance of the duties of Sponsor under this Agreement. Sponsor hereby further affirms that the Irrevocable Power of Attorney is coupled with a proprietary interest and may under no circumstances be revoked. Sponsor hereby ratifies and confirms all that the Irrevocable Power of Attorney may lawfully do or cause to be done by virtue hereof. The Irrevocable Power of Attorney granted hereunder shall only terminate upon the termination of this Agreement.

4.5    Waiver of Dissenters’ Rights. Sponsor shall not apply to any Governmental Authority claiming that the Acquiror Shareholder Approval, Initial Merger, Business Combination Agreement or any other Transaction is oppressive or unfairly discriminatory to or otherwise prejudicial to, or undertaken without due regard to the interests of, any member, shareholder or holder of debentures of Acquiror or any other Person. Sponsor shall not commence, join in, facilitate, assist or encourage any claim or action challenging the validity of this Agreement, or alleging any breach of any Law or duty in connection with the Transactions or alleging that the Acquiror Shareholder Approval, Initial Merger, Business Combination Agreement or any other Transaction is oppressive or unfairly discriminatory to or otherwise prejudicial to, or undertaken without due regard to the interests of, any member, shareholder or holder of debentures of Acquiror or any other Person. Without limiting the generality of the foregoing, Sponsor shall not exercise its rights in accordance with Section 238 of the Cayman Companies Act in connection with the Initial Merger or any of the other Transactions.

4.6    No Pre-Closing Transfer. Other than (i) pursuant to this Agreement, (ii) contemplated by the Non-Redemption Deeds, (iii) as expressly contemplated by the Business Combination Agreement or (iv) upon the prior written consent of each of the Company and Acquiror (which consent may be withheld in their sole discretion), from the date hereof and until the Acquisition Closing or, if earlier, termination of this Agreement, Sponsor shall not:

(a)    directly or indirectly, (i) sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge, swap, convert or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or (ii) enter into any Contract, option or other binding arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares or Subject Warrants to any person;

(b)    grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares or Subject Warrants), with respect to any Subject Shares or Subject Warrants, or enter into any other Contract with respect to any Subject Shares or Subject Warrants that would prohibit or prevent the satisfaction of its obligations pursuant to this Agreement;

(c)    take any action that would make any representation or warranty of Sponsor herein untrue or incorrect, or have the effect of preventing or disabling Sponsor from performing its obligations hereunder;

(d)    commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying Sponsor from performing any of its obligations hereunder; or

(e)    publicly announce any intention to effect any such transaction specified in this sentence.

Any action attempted to be taken in violation of the preceding sentence will be null and void. Sponsor agrees with, and covenants to, Acquiror and the Company (or any of its directors, secretaries or duly authorized Representatives) that Sponsor shall not request that Acquiror register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares or Subject Warrants.

4.7    No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Sponsor shall not elect to cause Acquiror to redeem any Subject Shares now or at any time legally or beneficially owned by Sponsor, or submit or surrender any of its Subject Shares for redemption, in connection with the transactions contemplated by the Business Combination Agreement or otherwise.

4.8    No Solicitation by Sponsor. From the date hereof until the Acquisition Closing Date or, if earlier, the termination of the Business Combination Agreement in accordance with Article XI (Termination/Effectiveness) thereof, Sponsor shall not, and shall cause its Subsidiaries and direct their respective Representatives not to, directly or indirectly:

(a)    solicit, initiate or pursue any inquiry, indication of interest, proposal or offer relating to an Acquiror Acquisition Proposal;

(b)    participate in or continue any discussions or negotiations with any third party with respect to, or furnish or make available, any information concerning Acquiror or any of its Subsidiaries (if applicable) to any third party relating to an Acquiror Acquisition Proposal or provide to any third-party access to the businesses, properties, assets or personnel of Acquiror or any of its Subsidiaries (if applicable), in each case for the purpose of encouraging or facilitating an Acquiror Acquisition Proposal;

(c)    enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Acquiror Acquisition Proposal; or

(d)    grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Acquiror Acquisition Proposal.

From and after the date hereof, Sponsor shall, and shall instruct its officers and directors to, and Sponsor shall instruct and cause its Representatives, Subsidiaries (if applicable) and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Company and its Representatives) with respect to an Acquiror Acquisition Proposal.

ARTICLE V

POST-CLOSING LOCK-UP ARRANGEMENT

5.1    Certain Definitions. As used in this Article V, notwithstanding the other provisions of this Agreement, the following terms shall have the following meanings:

(a)    “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act;

(b)    “Immediate Family” shall mean, as to a natural person, such individual’s spouse, former spouse, domestic partner, child (including by adoption), father, mother, brother or sister, and lineal descendant (including by adoption) of any of the foregoing persons;

(c)    “Lock-Up Period” shall be the period commencing on the Acquisition Closing Date and ending on the earliest of:

(i)    the date falling six (6) months after the Acquisition Closing Date;

(ii)    the date on which the last reported sale price of the PubCo Class A Ordinary Shares equals or exceeds US$12.00 per share (subject to an equitable adjustment to reflect the effect of any share subdivisions, share consolidations, share dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change) for any ten (10) consecutive trading days within any period commencing at least one hundred fifty (150) days after the Acquisition Closing Date; and

(iii)    the date of completion of a bona fide amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction which results in all of PubCo’s security holders having the right to exchange their PubCo Shares or PubCo Merger Warrants for cash, securities or other property (other than solely for equity securities of PubCo) following the Acquisition Closing (a “Qualified Liquidation Event”);

(d)    “Lock-Up Securities” shall mean (i) any PubCo Class A Ordinary Shares, PubCo Class B Ordinary Shares or PubCo Merger Warrants held by Sponsor (or which Sponsor is entitled to receive by virtue of the Transactions) immediately after the Initial Closing; (ii) any PubCo Class A Ordinary Shares received by Sponsor upon the exercise of any PubCo Merger Warrants; and (iii) any other Equity Security of PubCo issued or issuable to Sponsor with respect to any securities referenced in sub-clauses (i) or (ii) above by way of a share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction;

(e)    “Lock-Up Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, with respect to, any Lock-Up Securities, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Security, whether or not any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in the foregoing clause (i) or (ii).

5.2    Lock-Up Restriction. Subject to (a) the consummation of the Initial Merger and the Acquisition Merger and (b) Section 5.5 below, Sponsor covenants and agrees that it shall not, during the Lock-Up Period, without the prior written consent of the board of directors of PubCo, effect, undertake, enter into or publicly announce any Lock-Up Transfer. For the avoidance of doubt, Sponsor shall retain all of its rights as a shareholder of PubCo with respect to the Lock-Up Securities during the Lock-Up Period, including, without limitation, the right to vote any Lock-Up Securities that are entitled to vote and the right to receive any dividends or distributions in respect of such Lock-Up Securities.

5.3    Authorization. Sponsor hereby authorizes PubCo during the Lock-Up Period to cause its transfer agent for the Lock-Up Securities to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, such Lock-Up Securities for which Sponsor is the record holder in each case, if and to the extent such transfer would constitute a Lock-Up Transfer in breach of this Agreement. PubCo agrees to instruct its transfer agent to remove any stop transfer restrictions on the share register and other records, and the legend set forth in Section 5.4 below, related to the Lock-Up Securities following the expiration of the Lock-Up Period within three (3) Business Days of a request by Sponsor.

5.4    Legend. During the Lock-Up Period, each certificate evidencing any Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SPONSOR SUPPORT AGREEMENT AND DEED, DATED AS OF MAY 25, 2023, BY AND AMONG MONEYHERO LIMITED (“COMPANY”), THE HOLDER NAMED THEREIN AND THE OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

5.5    Lock-Up Exceptions. Section 5.2 shall not apply to:

(a)    Lock-Up Transfers to a partnership, limited liability company or other entity of which Sponsor is the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(b)    if a transferee of Sponsor permitted under this Agreement is a natural person, (i) by bona fide gift to any member of such transferee’s Immediate Family, (ii) to a family trust, established for the exclusive benefit of such transferee or any of his or her Immediate Family for estate planning purposes, (iii) by virtue of laws of descent and distribution upon death of such transferee or (iv) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union;

(c)    Lock-Up Transfers of PubCo Class A Ordinary Shares or other securities convertible into or exercisable or exchangeable for PubCo Class A Ordinary Shares acquired in open market transactions after the Initial Closing;

(d)    the exercise of share options or warrants to purchase PubCo Class A Ordinary Shares (including PubCo Merger Warrants) and any related transfer of PubCo Class A Ordinary Shares to PubCo in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of any such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, it being understood that all PubCo Class A Ordinary Shares received upon such exercise, settlement, vesting or transfer will remain subject to the restrictions of this Article V during the Lock-Up Period;

(e)    the entry, at any time after the Acquisition Closing, into any trading plan providing for the Lock-Up Transfer of PubCo Class A Ordinary Shares or PubCo Class B Ordinary Shares meeting the requirements of Rule 10b5-1(c) under the Exchange Act, provided that such plan does not provide for, or permit, the sale of any PubCo Class A Ordinary Shares or PubCo Class B Ordinary Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(f)    Lock-Up Transfers in the event of completion of a bona fide amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction which results in all of PubCo’s security holders having the right to exchange their PubCo Shares or PubCo Warrants for cash, securities or other property (an “Unqualified Liquidation Event”);

(g)    (i) pledges, mortgages, liens or other Liens of Lock-Up Securities by a holder thereof that create a mere security interest in such Lock-Up Securities pursuant to a bona fide loan or indebtedness transaction so long as such holder continues to control the exercise of the voting rights of such pledged Lock-Up Securities and (ii) any foreclosure on such pledged Lock-Up Securities;

(h)    in the case of an entity, a Lock-Up Transfer (i) to another Person that is an affiliate of Sponsor, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with Sponsor or affiliates of Sponsor or who shares a common investment advisor with the Sponsor or any of the foregoing or (ii) as part of a distribution to members, partners or shareholders of Sponsor;

(i)    Lock-Up Transfers made in connection with any forward purchase agreement or similar arrangements in existence prior to the date of this Agreement and the material terms of which have been disclosed to the Company or its counsel;

(j)    in the case of an entity, Lock-Up Transfers by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s Governing Documents upon dissolution of the entity;

(k)    Lock-Up Transfers to an individual who, as of the date of this Agreement, is a director, officer or advisor of Sponsor or its affiliates; and

(l)    Lock-Up Transfers pursuant to the terms and conditions of (i) any Non-Redemption Deed; (ii) any share pledge entered into in accordance with the terms of any Non-Redemption Deed; or (iii) pursuant to Articles VI or VII of this Agreement;

provided, however, that in the case of the foregoing clauses (a), (b), and (g) through (k), these permitted transferees shall enter into a written agreement, in substantially the same form of this Article V, agreeing to be bound by these Lock-Up Transfer restrictions prior to such Lock-Up Transfer, provided further, that in the case of (g), such written agreement shall only take effect in the event that the transferee takes possession of the Lock-Up Securities as a result of foreclosure.

5.6    Waiver of Other Lock-Up Shareholders. Neither the Company nor PubCo shall amend or waive, terminate, modify or abrogate (“Change”) the lock-up restriction agreed with any of the Lock-Up Shareholders (as defined in the Company Holders Support Agreement) pursuant to Article IV of the Company Holders Support Agreement, in each case, unless the Company and/or PubCo extends such Change to Sponsor (and any transferee of Sponsor permitted under this Agreement) under Article V hereunder, under the same terms and conditions (including, for the avoidance of doubt, the timing of any release from such lock-up restriction) and on a pro rata basis. The Company and/or PubCo shall provide at least ten (10) Business Days advance written notice to Sponsor of any such Change.

5.7    Termination of Existing Lock-Up Restriction. The parties hereto agree that the lock-up and transfer provisions in this Agreement shall supersede and replace Sponsor’s obligations in respect of lock-up and transfer provisions currently contained in the Sponsor Letter Agreement (as defined below) effective from the Acquisition Effective Time.

5.8    Effect of Article V. If any Lock-Up Transfer is made contrary to the provisions of this Article V, such purported Lock-Up Transfer shall be null and void ab initio.

ARTICLE VI

SPONSOR SHARE FORFEITURE AND PUBCO REISSUANCE

6.1    In this Article VI and Article VII, unless the context otherwise requires, the following capitalized terms shall have the following meanings:

(a)    “Base Sponsor Shares” means such number of PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares equal to the number of Initial Sponsor Shares minus 10,000,000;

(b)    “Earn-Out Shares” has the meaning given to such term in Section 7.1;

(c)     “Earn-Out Vesting Event” has the meaning given to such term in Section 7.1;

(d)    “Former Hyphen Equity Holder” means each of the holders of Equity Securities of the Company immediately prior to the Acquisition Effective Time and specified on the Former Hyphen Equity Holders Schedule;

(e)    “Former Hyphen Equity Holders Schedule” means a schedule of the Former Hyphen Equity Holders to be delivered by the Company to PubCo and as agreed by Sponsor and the Company (each acting reasonably) pursuant to Section 6.3(a), setting forth the name and Pro Rata Portion of each Former Hyphen Equity Holder;

(f)    “Initial Sponsor Shares” means the PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares held by the Sponsor immediately after the Initial Merger Effective Time minus the Earn-Out Shares;

(g)    “Pro Rata Portion” means, with respect to each Former Hyphen Equity Holder, the percentage set forth opposite the name of such Former Hyphen Equity Holder on the Former Hyphen Equity Holders Schedule;

(h)    “Rebate Shares” means as of the Test Date, the number of PubCo Class B Ordinary Shares equal to the excess (if any) of the number of Remaining Support Shares over the number of Base Sponsor Shares, provided, however, that if there is no such excess, then there shall be no Rebate Shares;

(i)    “Remaining Support Shares” means the aggregate number of Sponsor Support Shares that are held by Sponsor following discharge by Sponsor of all of its obligations under the Non-Redemption Deeds; provided that the number of “Remaining Support Shares” as of the Test Date shall be the number of Initial Sponsor Shares minus the number of such PubCo Shares that have been sold by Sponsor in accordance with the Non-Redemption Deeds to discharge its obligations to the FWD Parties under the Non-Redemption Deeds;

(j)    “Sponsor Support Shares” means such number of PubCo Shares equal to the number of PubCo Shares held by the Sponsor immediately after closing of the Initial Merger minus the Earn-Out Shares, subject to adjustment in accordance with the proviso below; provided that if an Earn-Out Vesting Event occurs prior to Sponsor having satisfied all of its obligations under each of the Non-Redemption Deeds, then the Sponsor Support Shares shall also be deemed to include all of the Earn-Out Shares;

(k)    “Test Date” means the date that is 90 days following the date on which Sponsor has satisfied all of its obligations under the Non-Redemption Deeds, or if such date is not a Trading Day, the next succeeding Trading Day;

(l)    “Threshold Price” means US$11.00 per PubCo Class A Ordinary Share;

(m)    “Trading Day” means any day on which the Trading Market is open for trading;

(n)    “Trading Market” means the Nasdaq Stock Market, or any successor stock exchange on which the PubCo Class A Ordinary Shares are listed; and

(o)    “Trading Price” means the volume weighted average price of a PubCo Class A Ordinary Share, as reported on the Trading Market, determined for the Trading Days that comprise the twenty (20) Trading Days ending on the Test Date;

provided, however, that each of the foregoing terms shall, as applicable, be equitably adjusted for any share subdivisions, share consolidations, share dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change affecting the PubCo Class A Ordinary Shares or the PubCo Class B Ordinary Shares; provided further, that, any reference to PubCo Class B Ordinary Shares in the preceding Section 6.1 shall, upon conversion of any PubCo Class B Ordinary Shares to PubCo Class A Ordinary Shares, instead be deemed to be a reference to such PubCo Class A Ordinary Shares issued in such conversion in accordance with the PubCo Charter.

6.2    Share Forfeiture.

(a)    Sponsor hereby agrees that if, as of the Test Date, (i) the Trading Price exceeds the Threshold Price; and (ii) there exist Rebate Shares, then Sponsor shall, no later than ten (10) Business Days following the Test Date, contribute, transfer, assign, convey and deliver to PubCo, and PubCo shall acquire and accept from Sponsor all of Sponsor’s right, title, and interest in, to and under, the lesser of (x) 50.1% of such Rebate Shares (rounded down to the nearest whole share) and (y) 5,010,000 PubCo Shares (subject to an equitable adjustment to reflect the effect of any share subdivisions, share consolidations, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change), for nil consideration (such portion of the Rebate Shares so contributed, transferred assigned, conveyed and delivered to PubCo by Sponsor, the “Forfeiture Shares”).

(b)    PubCo and Sponsor acknowledge and agree that (i) each Forfeiture Share, when so contributed, transferred assigned, conveyed and delivered to PubCo by Sponsor in accordance with Section 6.2(a), shall be and be deemed to have been (x) surrendered and forfeited to PubCo by Sponsor for nil consideration and (y) cancelled by PubCo immediately upon surrender and forfeiture and cease to be issued and outstanding; and (ii) any Remaining Support Shares (including any Rebate Shares) which are not Forfeiture Shares shall continue to be issued and outstanding and owned by Sponsor for its own account.

6.3    Share Reissuance.

(a)    No later than ten (10) Business Days prior to the Acquisition Effective Time, the Company shall deliver to PubCo and Sponsor for approval by Sponsor (acting reasonably) the draft Former Hyphen Equity Holders Schedule; provided that the aggregate Pro Rata Portion with respect to all Former Hyphen Equity Holders set forth therein shall not exceed 100%. Sponsor and the Company shall discuss the draft Former Hyphen Equity Holders Schedule in good faith, and the version of such schedule agreed by the Company and Sponsor in writing (each acting reasonably) shall be the Former Hyphen Equity Holders Schedule for all purposes under this Agreement. Promptly and in any event within ten (10) Business Days following the Share Forfeiture under Section 6.2, PubCo shall issue and allot to each Former Hyphen Equity Holder a number of PubCo Class A Ordinary Shares equal to the product of (i) the aggregate number of Forfeiture Shares (subject to an equitable adjustment to reflect the effect of any share subdivisions, share consolidations, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change) multiplied by (ii) the Pro Rata Portion of such Former Hyphen Equity Holder, with fractions calculated on an aggregate basis for each Former Hyphen Equity Holder and then rounded down to the nearest whole share.

(b)    PubCo shall following final determination of the Former Hyphen Equity Holders Schedule by the Company and Sponsor pursuant to Section 6.3(a) issue the PubCo Class A Ordinary Shares to be issued under Section 6.3(a) on a fully paid basis by crediting such shares to the same account of each Former Hyphen Equity Holder as the PubCo Class A Ordinary Shares and/or Assumed Options, if any, were credited at the Acquisition Closing, unless PubCo has been notified in writing to PubCo’s reasonable satisfaction by such Former Hyphen Equity Holder of an alternative account to which to credit such shares. To the extent no such account was open or no such account remains open and operational and no such alternative account has been so notified to PubCo, PubCo shall hold such PubCo Class A Ordinary Shares pending such Former Hyphen Equity Holder providing sufficient account information to enable such PubCo Class A Ordinary Shares to be so credited, in each case subject to applicable abandoned property, escheat and similar Laws. If any such PubCo Class A Ordinary Shares shall not have been transferred to the relevant Former Hyphen Equity Holder immediately prior to such date on which any shares transferrable pursuant to this Article VI would otherwise escheat to or become the property of any Governmental Authority, any such shares shall, to the extent permitted by applicable Law, become the property of PubCo, free and clear of all claims or interest of any Person previously entitled thereto.

6.4    Transfer Restrictions. In addition to and not in place of the transfer restrictions set forth in Article V (and, for the avoidance of doubt, not limited by the exceptions or conditions set forth therein), subject to the consummation of the Initial Merger and the Acquisition Merger, Sponsor covenants and agrees that it shall not, during the period commencing on the Acquisition Effective Time and ending on the Test Date (the “Restricted Period”), effect, undertake, enter into or publicly announce any Transfer with respect to 50.1% of the Sponsor Support Shares, except (a) with the prior written consent of the board of directors of PubCo (such consent not to be unreasonably withheld, conditioned or delayed) (b) in order to satisfy its obligations pursuant to the terms and conditions of the Non-Redemption Deeds, including, without limitation, the establishment and public announcement of a trading plan meeting the requirements of Rule 10b5-1(c) under the Exchange Act for such purpose; (c) in connection with the execution and performance of share pledges in accordance with the Non-Redemption Deeds; (d) Transfers of Sponsor Support Shares in the event of completion of an Unqualified Liquidation Event; or (e) Transfers required by Law. For the avoidance of doubt, Sponsor shall retain all of its rights as a shareholder of PubCo with respect to the Sponsor Support Shares during the Restricted Period, including, without limitation, the right to vote any Sponsor Support Shares that are entitled to vote, the right to appoint a proxy with respect to any vote of any Sponsor Support Shares, and the right to receive any dividends or distributions in respect of such Sponsor Support Shares. If any Transfer of Sponsor Support Shares is made contrary to the provisions of this Section 6.4, such purported Transfer shall be null and void ab initio.

6.5    Notification and Amendments under Non-Redemption Deeds.

(a)    Within ten (10) Business Days of Sponsor making a payment to an FWD Party (or any of its Permitted Transferees (as defined in the Non-Redemption Deeds)) under a Non-Redemption Deed, Sponsor shall give PubCo written notice of (i) the amount of such payment; (ii) the number of Sponsor Support Shares sold to discharge such payment; and (iii) the number of Remaining Support Shares held by Sponsor.

(b)    Sponsor agrees with PubCo that it will not amend any Non-Redemption Deed in a manner adverse to the rights of PubCo or any Former Hyphen Equity Holder under this Section 6, without the prior written consent of the board of directors of PubCo.

ARTICLE VII

EARNOUT

7.1    In this Article VII, unless the context otherwise requires, the following capitalized terms shall have the following meanings:

(a)    “Earn-Out Period” means the period commencing on the day of the Acquisition Closing Date and ending on the last Earn-Out Test Date;

(b)    “Earn-Out Shares” means 2,000,000 PubCo Class B Ordinary Shares;

(c)    “Earn-Out Test Date” means each of the 2nd, 4th, 6th, 8th, and 10th anniversary of the Acquisition Closing Date, or if such date is not a Trading Day, the next succeeding Trading Day;

(d)    “Earn Out Trading Price” means the volume weighted average price of a PubCo Class A Ordinary Share, as reported on the Trading Market, determined for the Trading Days that comprise the twenty (20) Trading Days ending on an Earn-Out Test Date; and

(e)    “Earn-Out Vesting Event” means the Earn-Out Trading Price on an Earn-Out Test Date equals or has exceeded US$10.00;

provided, however, that each of the foregoing terms shall, as applicable, be equitably adjusted for any share subdivisions, share consolidations, share dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change affecting the PubCo Class A Ordinary Shares or the PubCo Class B Ordinary Shares; provided further, that, any reference to PubCo Class B Ordinary Shares in the preceding Section 7.1 shall, upon conversion of any PubCo Class B Ordinary Shares to PubCo Class A Ordinary Shares, instead be deemed to be a reference to such PubCo Class A Ordinary Shares issued in such conversion in accordance with the PubCo Charter.

7.2    Earnout.

(a)    Sponsor hereby agrees that if, at the end of the Earn-Out Period no Earn-Out Vesting Event shall have occurred, then Sponsor shall, no later than ten (10) Business Days following the end of the Earn-Out Period, contribute, transfer, assign, convey and deliver to PubCo, and PubCo shall acquire and accept from Sponsor all of Sponsor’s right, title, and interest in, to and under, the Earn-Out Shares, for nil consideration (such Earn-Out Shares so contributed, transferred assigned, conveyed and delivered to PubCo by Sponsor, the “Earn-Out Forfeiture Shares”).

(b)    PubCo and Sponsor acknowledge and agree that (i) each Earn-Out Forfeiture Share, when so contributed, transferred assigned, conveyed and delivered to PubCo by Sponsor in accordance with Section 7.2(a), shall be and be deemed to have been (x) surrendered and forfeited to PubCo by Sponsor for nil consideration and (y) cancelled by PubCo immediately upon surrender and forfeiture and cease to be issued and outstanding; and (ii) any other PubCo Shares which are not Earn-Out Forfeiture Shares shall continue to be issued and outstanding and owned by Sponsor for its own account.

(c)    In addition to and not in place of the transfer restrictions set forth in Article V (and, for the avoidance of doubt, not limited by the exceptions or conditions set forth therein), subject to the consummation of the Initial Merger and the Acquisition Merger, Sponsor covenants and agrees that it shall not, during the period commencing on the Acquisition Effective Time and ending on the earlier to occur of (i) an Earn-Out Vesting Event or (ii) the last day of the Earn-Out Period (the “Earn-Out Restricted Period”), effect, undertake, enter into or publicly announce any Transfer with respect to any Earn-Out Shares. For the avoidance of doubt, Sponsor shall retain all of its rights as a shareholder of PubCo with respect to the Earn-Out Shares during the Earn-Out Restricted Period, including, without limitation, the right to vote any Earn-Out Shares that are entitled to vote, the right to appoint a proxy with respect to any vote of any Earn-Out Shares, and the right to receive any dividends or distributions in respect of such Earn-Out Shares. The foregoing restrictions in this Section 7.2(c) shall not apply to (i) Transfers of Earn-Out Shares in the event of completion of an Unqualified Liquidation Event; or (ii) Transfers required by Law. If any Transfer is made contrary to the provisions of this Section 7.2(c), such purported Transfer shall be null and void ab initio.

(d)    Sponsor hereby authorizes PubCo during the Earn-Out Period to cause its transfer agent for the Earn-Out Shares to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, such Earn-Out Shares for which Sponsor is the record holder in each case, solely if and to the extent such transfer would constitute a Transfer in breach of Section 7.2(c). PubCo shall instruct its transfer agent to remove any stop transfer restrictions on the share register and other records and the legend set forth in Section 7.2(e) below related to the Earn-Out Shares following the time of an Earn-Out Vesting Event within one (1) Business Day of a request by Sponsor.

(e)    During the Earn-Out Period, or if earlier, until the occurrence of an Earn-Out Vesting Event, each certificate evidencing any Earn-Out Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SPONSOR SUPPORT AGREEMENT AND DEED, DATED AS OF MAY 25, 2023, BY AND AMONG MONEYHERO LIMITED (“COMPANY”), THE HOLDER NAMED THEREIN AND THE OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f)    The obligations of Sponsor under this Article VII shall cease upon the earlier to occur of (i) an Earn-Out Vesting Event and (ii) a Qualified Liquidation Event.

ARTICLE VIII

OTHER AGREEMENTS

8.1    Sponsor Affiliate Agreements.

(a)    Each of Sponsor and Acquiror hereby agrees that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary that certain letter agreement, dated October 15, 2020, by and among Sponsor and Acquiror (the “Sponsor Letter Agreement”), except as otherwise provided for under this Agreement or any Transaction Document.

(b)    Each of Sponsor and Acquiror hereby agree that each agreement as of the Acquisition Effective Time between Acquiror (or any of its Subsidiaries), on the one hand, and Sponsor or any of Sponsor’s Affiliates (other than Acquiror or any of Acquiror’s Subsidiaries), on the other hand, (but excluding any Transaction Document, the Sponsor Letter Agreement, and any agreements with respect to the indemnification of Acquiror’s directors and officers, advancement of expense or exculpation or contribution of Acquiror’s directors and officers, or relating to reimbursements for reasonable and necessary business expenses incurred prior to the Acquisition Effective Time) (such agreements, together, the “Sponsor Affiliate Agreements”) will be terminated effective as of the Acquisition Effective Time, and thereupon shall be of no further force or effect, without any further action on the part of any of Acquiror or Sponsor, and on and from the Acquisition Effective Time, neither Acquiror, Sponsor, nor any of their respective Affiliates or Subsidiaries shall have any further rights, duties, liabilities or obligations under any of the Sponsor Affiliate Agreements and each of Acquiror and Sponsor (for and on behalf of its Affiliates and Subsidiaries) hereby releases in full any and all claims with respect thereto with effect on and from the Acquisition Effective Time. Notwithstanding the foregoing of this Section 8.1(b), Sponsor and Acquiror shall, and shall procure their Affiliates shall, perform their respective duties, liabilities or obligations under and in accordance with the terms of the Sponsor Affiliate Agreements prior to the Acquisition Effective Time. Additionally, the parties agree that (i) the lock-up and transfer provisions in this Agreement shall supersede and replace Sponsor’s obligations in respect of lock-up and transfer provisions currently contained in the Sponsor Letter Agreement effective upon the Acquisition Effective Time and (ii) the Sponsor Letter Agreement may be amended to reflect that the lock-up period applicable to PubCo Shares received at the Initial Closing by a party to the Sponsor Letter Agreement other than Sponsor shall be the Lock-Up Period.

8.2    PFIC Determination and Disclosure. PubCo shall use reasonable best efforts to (i) determine if it is a passive foreign investment company as defined in Section 1297 of the Code (a “PFIC”) for the taxable year including the Acquisition Closing (the “Closing Tax Year”), and (ii) in the event PubCo determines it is a PFIC for the Closing Tax Year, make available to the Acquiror Shareholders a PFIC Annual Information Statement as defined in Section 1.1295-1(g) of the Treasury Regulations (the “Annual Information Statement”) for such taxable year. PubCo shall use reasonable best efforts to (i) determine if it is a PFIC in any taxable year following the Closing Tax Year in which the Sponsor continues to hold an equity interest in PubCo (each, a “Subsequent Tax Year”), and (ii) in the event PubCo determines it is a PFIC for a Subsequent Tax Year, make available to the Sponsor an Annual Information Statement for such Subsequent Tax Year.

8.3    Sponsor Release. Sponsor, on its own behalf and on behalf of each of its Affiliates (other than Acquiror or any of Acquiror’s Subsidiaries) and each of its and their successors, assigns and executors (each, a “Sponsor Releasor”), effective as at the Acquisition Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the Company, PubCo, Acquiror, Merger Sub 1, Merger Sub 2, their respective Subsidiaries (if any) and its and their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Sponsor Releasee”), from (a) any and all obligations or duties the Company, PubCo, Acquiror, Merger Sub 1, Merger Sub 2, or any of their respective Subsidiaries (if any) has prior to or as of the Acquisition Effective Time to such Sponsor Releasor, or (b) all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Sponsor Releasor has prior to or as of the Acquisition Effective Time, against any Sponsor Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Acquisition Effective Time (except in the event of fraud on the part of a Sponsor Releasee); provided, however, that nothing contained in this Section 8.3 shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party, (i) arising under this Agreement; the Transaction Documents or Acquiror’s Governing Documents, including for any amounts owed pursuant to the terms set forth therein, (ii) for indemnification or contribution, in any Sponsor Releasor’s capacity as an officer, director or employee of Acquiror, (iii) arising under any then-existing insurance policy of Acquiror or any of its Subsidiaries (if any), (iv) pursuant to a contract and/or Acquiror policy, relating to reimbursements for reasonable and necessary business expenses incurred prior to the Acquisition Effective Time, or (v) for any claim for fraud.

8.4    Company Release. Each of the Company, PubCo, Acquiror and their respective Subsidiaries (if any) and each of its and their successors, assigns and executors (each, a “Company Releasor”), effective as at the Acquisition Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge Sponsor, its Affiliates (other than Acquiror and its Subsidiaries (if any)) and their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Company Releasee”), from (a) any and all obligations or duties such Company Releasee has prior to or as of the Acquisition Effective Time to such Company Releasor, (b) all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Company Releasor has, may have or might have or may assert now or in the future, against any Company Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Acquisition Effective Time (except in the event of fraud on the part of a Company Releasee); provided, however, that nothing contained in this Section 8.4 shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement or the Transaction Documents, or (ii) for any claim for fraud.

8.5    Effectiveness; Termination. This Agreement shall terminate upon the earlier of (a) the Acquisition Effective Time (provided, however, that upon such termination, Section 4.5, Article V, Article VI and Article VII shall survive in accordance with its terms, and this Article VIII shall survive indefinitely) and (b) the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

8.6    Further Assurances. Sponsor shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror, PubCo or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Transaction Documents and (b) refrain from exercising any veto right, consent right or similar right under Acquiror’s Governing Documents which would materially, impede, disrupt, prevent or otherwise adversely affect the consummation of the Initial Merger, the Acquisition Merger or any other Transaction. If Sponsor acquires record or beneficial ownership of any Subject Shares or Subject Warrants following the date of this Agreement (or becomes aware, following the date hereof, of its record or beneficial ownership of any Subject Shares or Subject Warrants as of the date hereof, which shares or warrants are not already set forth on Schedule A), Sponsor shall promptly notify PubCo, the Company and Acquiror, and Schedule A shall be updated to reflect Sponsor’s ownership of such additional Subject Shares or Subject Warrants, as applicable.

ARTICLE IX

GENERAL PROVISIONS

9.1    Parties. Sponsor signs this Agreement solely in Sponsor’s capacity as a shareholder of Acquiror and not in any other capacity.

9.2    Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Acquiror, PubCo, or the Company in accordance with Section 12.3 (Notices) of the Business Combination Agreement and to Sponsor at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

9.3    Miscellaneous. The provisions of Article XII (Miscellaneous) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above, as a Deed.

EXECUTED AND DELIVERED AS A DEED for and on behalf of:

Bridgetown LLC

Signature: /s/ Matthew Danzeisen

Name: Matthew Danzeisen

Title: Manager

In the presence of:

Witness

Signature: /s/ McLean Crichton

Print Name: McLean Crichton

[Signature Page to Sponsor Support Agreement and Deed]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above, as a Deed.

EXECUTED AND DELIVERED AS A DEED for and on behalf of:

Bridgetown Holdings Limited

Signature: /s/ Matthew Danzeisen

Name: Matthew Danzeisen

Title: Director

In the presence of:

Witness

Signature: /s/ McLean Crichton

Print Name: McLean Crichton

[Signature Page to Sponsor Support Agreement and Deed]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above, as a Deed.

EXECUTED AND DELIVERED AS A DEED for and on behalf of:

CompareAsia Group Capital Limited

Signature: /s/ Shaun Kraft

Name: Shaun Kraft

Title: Authorized Signatory

In the presence of:

Witness

Signature: /s/ Prashant Aggarwal

Print Name: Prashant Aggarwal

[Signature Page to Sponsor Support Agreement and Deed]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above, as a Deed.

EXECUTED AND DELIVERED AS A DEED for and on behalf of:

MoneyHero Limited

Signature: /s/ Derek Fong

Name: Derek Fong

Title: Director

In the presence of:

Witness

Signature: /s/ Samantha Tsang

Print Name: Samantha Tsang

[Signature Page to Sponsor Support Agreement and Deed]